Exhibit 99.1
Seritage Growth Properties Announces Joint Venture Transactions With GGP Inc.
New York, NY – July 13, 2017 – Seritage Growth Properties (NYSE: SRG) (the "Company") today announced that it has completed two transactions with GGP Inc. ("GGP") whereby the Company received gross consideration of $247.6 million.  Pursuant to the transactions, the Company has (i) sold to GGP the Company's 50% interest in eight of the 12 assets in the existing joint venture between the two companies for $190.1 million; and (ii) sold to GGP a 50% joint venture interest in five additional assets for $57.5 million.
As a result of these transactions, the Company reduced amounts outstanding under its mortgage loan by $50.6 million and received approximately $171.6 million of additional cash proceeds before closing costs, which it intends to use to fund its expanding redevelopment pipeline and for general corporate purposes.
"Over the last two years, our partnership with GGP has commenced a series of value enhancing redevelopments at high-quality Sears locations attached to dominant GGP retail centers.  The transactions announced today allow Seritage to crystalize this value on eight of the existing 12 assets we held in partnership with GGP, and expand our partnership with GGP on five additional assets primed for redevelopment," said Benjamin Schall, President and Chief Executive Officer.  "In addition, these transactions demonstrate our ability to tap into the value generated through redevelopment activity in order to redeploy capital into our next wave of accretive projects."
Benefits of the Transactions
•	Value Realization: as a result of leasing and development progress to date, the Company realized approximately $50.0 million of value creation above its basis across the 13 properties. The Company will continue to participate in the value creation opportunity at the remaining four assets in the original joint venture and the five new joint venture properties through its 50% ownership.
•	Incremental Liquidity: the Company received approximately $171.6 million before closing costs of unrestricted cash proceeds and reduced the amounts outstanding under its existing mortgage loan by $50.6 million. In addition, the Company's share of future redevelopment costs was reduced as it no longer has funding obligations on the eight assets sold to GGP, and GGP will fund 50% of redevelopment costs at the five new joint venture assets as the properties are redeveloped.
•	Continued Partnership: the Company and GGP will build upon our successful partnership and expect to unlock additional value through the joint venture's future redevelopment activities.
Summary of the Transactions
1)	The Company sold to GGP its 50% interests in the Sears parcels at the following eight assets for $190.1 million:
–	Coronado Center (Albuquerque, NM)
–	The Mall in Columbia (Columbia, MD)
–	Oakbrook Center (Oakbrook, IL)
–	Paramus Park (Paramus, NJ)
–	Pembroke Lakes Mall (Pembroke Pines, FL)
–	Ridgedale Center (Minnetonka, MN)
–	Staten Island Mall (Staten Island, NY)
–	Valley Plaza Mall (Bakersfield, CA)
The existing joint venture will continue to own the Sears parcels at the following properties on a 50/50 basis:
–	Alderwood (Lynwood, WA)
–	Natick Collection (Natick, MA)
–	Sooner Mall (Norman, OK)
–	Stonebriar Centre (Frisco, TX)

2)	The Company sold to GGP a 50% interest in the Sears parcels at the following five assets for $57.5 million:
–	Altamonte Mall (Altamonte Springs, FL)
–	Cumberland Mall (Atlanta, GA)
–	Coastland Center (Naples, FL)
–	Northridge Fashion Center (Northridge, CA)
–	Willowbrook Mall (Wayne, NJ)
The new joint venture will own and operate these assets on substantially the same terms as the existing joint venture.
Forward-Looking Statements
This document contains forward-looking statements, which are based on the current beliefs and expectations of management and are subject to significant risks, assumptions and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to: competition in the real estate and retail industries; our substantial dependence on Sears Holdings; Sears Holdings' termination and other rights under its master lease with us; risks relating to our recapture and redevelopment activities; contingencies to the commencement of rent under leases; the terms of our indebtedness; restrictions with which we are required to comply in order to maintain REIT status and other legal requirements to which we are subject; and our limited operating history.  For additional discussion of these and other applicable risks, assumptions and uncertainties, see the "Risk Factors" and forward-looking statement disclosure contained in filings with the Securities and Exchange Commission.  While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially.  We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.
About Seritage Growth Properties
Seritage Growth Properties is a publicly-traded, self-administered and self-managed retail REIT with 235 wholly-owned properties and 31 JV properties totaling over 42 million square feet of space across 49 states and Puerto Rico, as of March 31, 2017.  Pursuant to a master lease, 201 of the Company's wholly-owned properties are leased to Sears Holdings and are operated under either the Sears or Kmart brand.  The master lease provides the Company with the right to recapture certain space from Sears Holdings at each property for retenanting or redevelopment purposes.  At several properties, third-party tenants under direct leases occupy a portion of leasable space alongside Sears and Kmart, and 24 properties are leased only to third parties.  The Company also owns 50% interests in 31 properties through JV investments with General Growth Properties, Inc., Simon Property Group, Inc., and The Macerich Company.  A substantial majority of the space at the Company's JV properties is also leased to Sears Holdings under master lease agreements that provide for similar recapture rights as the master lease governing the Company's wholly-owned properties.
Contact
Seritage Growth Properties
646-277-1268
IR@Seritage.com